Exhibit 10.3.2

[MDC Letterhead]

April 1, 2008

Miles Nadal
MDC Partners Inc.
45 Hazelton Ave.
Toronto, ON  M5R 2E3

RE: Amendment to Services Agreement dated April 27, 2007

Miles,

The purpose of this letter is to confirm our agreement to amend Section 25 of the Management Services Agreement, dated April 27, 2007 (the “Services Agreement”), among MDC Partners Inc. (the “Company”), Miles Nadal and Nadal Management, Inc. (“NMI”).

Specifically, the parties agree that as soon as practicable, but not later than the second anniversary of the date hereof, you shall have arranged for the purchase and/or transfer of collectible artwork shared by the Company and you based upon then-current appraised fair market values which the Company, NMI and you have mutually agreed upon (net of the amount mutually agreed upon as representing the commission that would otherwise be payable upon sale of the artwork).

Please acknowledge your agreement with the foregoing amended terms and conditions under the Services Agreement by signing and returning two copies of this letter agreement to my attention.

Sincerely,

/s/
Mitchell Gendel,
General Counsel

Acknowledged and Agreed:

Nadal Management, Inc.

By:	/s/
Name:	Miles Nadal
Title:	President

/s/
Miles Nadal

Cc:  Robert Kamerschen, Presiding Director